PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 10, 2016

Sagoon, Inc.

1980 Teasel Ct.

Woodbridge, VA 22192

703-762-6560

www.Sagoon.com

Up to 869,564 Shares of Class C Common Stock at $23 per Share

Minimum Investment: 13 Shares ($299)

Maximum Offering: $20,000,000

See “Securities being offered” at page 43.

	Price to Public	Underwriting discount and Commissions (1)		Proceeds to Company (2)
Per share	$23.00
Maximum Offering	$20,000,000	$	XX	$	XXX

(1)  The company is currently considering options with respect to arrangements with investment platforms, brokers and back-end processors and will file an amended Offering Statement to reflect those arrangements. See "Plan of Distribution."

(2)  Does not reflect payment of expenses of this offering, which are estimated to not exceed $125,000 and which include, among other things, professional fees, but not state filing fees.

(3)  We are also offering to exchange Class C Common Stock originally issued in private placements for Class C Common Stock in this Offering. See “Plan of Distribution” for details.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 10.

Sales of these securities will commence on approximately [date].

The company is following the “Offering Circular” format of disclosure under Regulation A.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

This offering (the “Offering”) consists of Class C Common Stock  that is being offered on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. There are 869.564 shares being offered at a price of $23.00 per share with a minimum purchase of 13 shares per investor. The maximum aggregate amount of the shares offered is $20,000,000 (the “Maximum Offering”). There is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The offering will terminate at the earlier of (1) the date at which the Maximum Offering amount has been sold, (2) [date], 2017, the date that is twelve months from the date of this Offering Statement being qualified by the Commission, or (3) the date at which the Offering is earlier terminated by the company in its sole discretion, which may happen at any time. The company anticipates that it will hold its initial closing on some date after the date of qualification and will hold additional closings at various times thereafter in the company’s discretion.

In this Offering Circular, the term “Sagoon,” “the company,” “we” or “us” refers to Sagoon, Inc. and its consolidated subsidiaries.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT.  WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.  THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

2

SUMMARY

Sagoon Inc. (“Sagoon” or the “company”) is a Delaware corporation that operates www.Sagoon.com, a social media platform. The company believes that Sagoon.com enables users to make a true connection with others. The company intends to generate revenues from advertising and the sale of gift cards and coupons. The company intends that eventually it will be able to provide its user base the ability to monetize time spent on the website through a revenue-sharing model.

The Offering

Securities offered:	Up to 869,564 shares of Class C Common Stock ($20,000,000)

Minimum investment:	13 shares ($299)

Exchange offer:	We are additionally offering to exchange Class C Common Stock originally issued in private placements for Class C Common Stock in this Offering. See “Plan of Distribution.”

Common Stock outstanding before the Offering[1]	3,367,100 shares

Common Stock outstanding after the Offering1 2	4,236,664 shares

Classes of Common Stock:

There are three classes of Common Stock authorized. Each share of Class A Common Stock has one vote. Class B Common Stock is non-voting. Each share of Class C Common has 1/10 of a vote. The securities offered in this Offering are Class C Common Stock and have limited voting rights.

Use of proceeds:	The net proceeds of this offering will be used as working capital to build and expand the Company’s business. See “Use of Proceeds.”

1 Includes 2,361,000 shares of Class A Common Stock held by founder and CEO Govinda Giri, 999,800 shares of Class B Common Stock issued to initial investors from a prior friends and family round, and 6,300 shares of Class C Common Stock issued to investors in a prior private offering. See “Securities being offered” for more information.

2 Assumes the sale of 869,564 shares.

3

The Company’s Business

Overview

Sagoon Inc. is a social commerce platform whose goal is to define the global standard for social media with its social path: CONNECT – SHARE – EARN.

Sagoon’s mission is to change the way people use and interact on social media today. Sagoon plans to be a pioneer in monetizing social media, enabling users to earn financial rewards while connecting with others and sharing personal experiences.

We call Sagoon a “social movement” – CONNECT – SHARE – EARN

Connect: Sagoon wants people to go beyond simply connecting and instead to build meaningful and productive relationships.

Share: Sagoon’s aim is to enrich the quality of interactions with close friends and loved ones. Users can share secrets, multimedia, and personal information.

Earn: Sagoon wants to share its earnings with its users. Users spending time with Sagoon should learn, enjoy, and eventually earn cash rewards. We think that Sagoon’s most exciting feature will eventually be its ability to provide monetary rewards to users for the time they spent on this social network.

Sagoon is currently used by 387,000 people across the globe and collectively they have invited more than a million people to join the platform (these people are on our waiting list. The largest number of our users are in Nepal, followed by India and the United States. Sagoon’s strategy is based on years of experience, which we believe will help us to gain more users internationally.

4

Supported by popular news and media in Nepal and India, we have received extensive media coverage. We currently have more than 20 full-time and part-time employees based in the United States, India and Nepal. The company’s operations and finance are managed in the United States, technical development is done in India and marketing is carried out from Nepal.

The Problem We Solve

Despite a multitude of social media sites, we believe there is no platform that builds true connections. And there is no social media site that allows its users to monetize their time on the site.

We have found most of today’s social networks were built around a time-consuming networking concept. This is no longer a novel idea and, in fact, makes millions of lives unnecessarily complicated. All too often, we see our ‘friends” on social media appearing to enjoy an expensive and exciting lifestyle. In the end, this doesn’t usually provide a solution to our needs; instead, it creates envy and social isolation.

As a result, many people are searching for new ways to engage with real friends and create more meaningful relationships, while spending their time productively.

Sagoon aims to totally change how people interact on social media, combining the features of a popular social network with an online shopping and gifting feature.

Features include:

•	Value Sharing
•	Mood Talk
•	Private Messaging
•	Scheduling
•	Social Shopping/Gifting

At present, Sagoon is used by people of all ages. The primary product allows for the building of social connections and the sharing of secret messages, both publicly and privately. Additionally, it provides for the organization of daily tasks and schedules and the ability to “chat” seamlessly through MoodTalk. The current features available on desktops are MyDay, Secret Sharing, MoodTalk and Contacts. The current features available on mobile devices are Secret Sharing and Contacts.

Sagoon Features Currently Available

My Day – this feature has a top section that highlights your current location whenever you log into Sagoon; local time and weather reports help travelers to plan their day, wherever they may be.

5

•	Share Schedule – a tool for scheduling meetings and creating timetables; this can be shared with coworkers and family members so that your spouse, for example, can know where you are without wasting time or money texting or phoning.

•	Share To-Do List – an online tool to help track your projects, tasks and chores – again this can be shared with partners, family members, etc.

•	Send Reminder – a useful online tool for those of us who tend to forget tasks or appointments.

Secret – a messaging service with a 220-character limit. Users can post messages as ‘Open Secrets,” allowing all contacts to view, like or dislike, or post secretly with a private message that will vanish after it has been read.

MoodTalk – an online “chat” tool that helps you to communicate using “moods” (happy, sad, sick, awesome, etc.), letting your moods do the talking while you chat. Chats also vanish automatically after 24 hours.

Social Smart Card

The Social Smart Card is a digital card for all the shopping and gifting needs of users that we plan to launch in 2017. It will allow Sagoon users to earn money while shopping, redeeming coupons and gifting their loved ones.

How will it work?

•	A Payment Gateway (merchant account) will be built directly on the Sagoon platform for merchants.
•	Sagoon partners with vendors to offer gift card and coupons.
•	The company will integrate partners’ product APIs into the Social Smart Card, which would permit us to call data from our partners’ product interface and integrate that information onto our site. Potential partners that we intend to approach include companies such as Target and Sears, as well as India-based online and offline retail stores.
•	Every Sagoon user will receive a Sagoon Social Smart Card free when they create a Sagoon profile.
•	Sagoon users could use the Social Smart Card to buy from partners and send gifts to loved ones; they could also shop and redeem the amounts on their card online or on retail stores.

In November 2014, Sagoon launched the Social Smart Card as a pilot program to test the potential market. During the pilot program, this feature was tested by over 90,000 users and attracted significant interest.

6

Why We Believe Sagoon is a Game Changer

It’s simple: revenue sharing. We believe that Sagoon’s platform will be a pioneer in its field with the innovative idea that users can make social connections while also sharing personal stories and earning money.

CONNECT – SHARE – EARN

Once launched, users will receive an online “Social Smart Card” that allows them to redeem coupons, give gifts, and also earn financial rewards – all while socializing with friends and family.

Imagine being able to earn money, just by spending time on social media. The Social Smart Card – which we anticipate we will launch  in early 2017 – will allow every user to earn a percentage of Sagoon’s revenue.

Finding All Things in One Place

Sagoon combines the best features of other social media sites and apps: sharing multimedia, chatting, private messaging, shopping, and daily scheduling, all in one place – a totally new concept.

Globally, people spend between two and six hours a day on social media, checking their Facebook and Twitter accounts an average of once an hour. With Sagoon, this time will not be wasted but will potentially bring users financial rewards.

Sagoon intends to accept advertising by 2018. The company believes that this creates a spin cycle of positive outcomes: advertising attracts more users; an increased number of users attracts more advertising; and more advertising produces more revenue that is then shared by users. It’s the recipe for successful growth.

Even with the relatively limited resources of a startup, we believe that Sagoon has already defied expectations – with more than 387,000 users, sharing of more than four million messages and a waiting list of more than one million people.

The Market We Are Focused on

Our targeted market will encompass the world’s 2.2 billion social media users. Additionally, U.S. gift card spending hit $130 billion in sales in 2015, an increase of more than 6% over 2014, although close to $1 billion went unused. Total gift card volume is projected to reach $160 billion by 2018 according to CEB ToweGroup.

Technology

Sagoon’s technology eliminates many barriers that exist in traditional methods of computing and make its process faster and less expensive. Sagoon was developed based on the latest technology and plans to use semantic technology and Natural Language Process methods in future, which will we believe will result in significant savings in energy costs.

7

Key People

Govinda Giri, founder of Sagoon Inc. has more than 15 years of experience in Information Technology Enterprise Solutions, working with both the U.S. government and with private companies. Giri runs the company and  as “chief architect” at Sagoon  builds products and core technology.

Swati Dayal, co-founder, has more than eight years of experience working in the web and mobile space, and carries out the day-to-day work of Sagoon India, a private limited company wholly owned by Sagoon Inc.

In addition, Sagoon currently employs a key management team and 23 full time and six part-time employees, in New Delhi, India, and Washington, DC. The company’s marketing consulting team in Kathmandu oversees branding and public relations.

The management team continues to hire software developers and engineers to scale the business as needed.

Why Equity Crowdfunding?

The growth of Sagoon Inc. was fueled and funded by a group of believers mostly from the U.S.- and Canada-based Nepali and Indian communities through private placements. Sagoon’s business model is to share its revenue with every individual user. Sagoon does not believe that traditional funding methods fit its mission, which is to empower users by giving them an opportunity to earn money. The crowdfunding model is a perfect fit.

The launch of the JOBS Act and expansion of Regulation A  makes it possible for us to raise capital from thousands of fans using an equity crowdfunding model. Through this Offering Circular, Sagoon is offering an investment opportunity to people around the world who love our products and believe in our vision, regardless of how wealthy they may be.

Selected Risks

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	The Company Has a Limited Operating History
•	The Company Has Limited Tangible Assets and Its Continued Operation Requires Funding
•	The Company Is Dependent On Its Management, Founders and Sponsors to Execute the Business Plan

8

•	The Company Faces Significant Competition
•	The Company Has Incurred and Intends To Incur Debt
•	The Company Faces Development and Business Risks
•	The Company’s Expenses Could Increase without a Corresponding Increase in Revenues
•	Inability to Maintain and Enhance Product Image
•	If We Are Unable To Protect Effectively Our Intellectual Property, We May Not Be Able To Operate Our Business, Which Would Impair Our Ability To Compete
•	Computer, Website or Information System Breakdown
•	Changes In The Economy Could Have a Detrimental Impact
•	Regulatory and Legal Hurdles
•	The Company May Undertake Additional Equity or Debt Financing That May Dilute the Shares In This Offering
•	The Company May Not Raise The Maximum Amount Being Offered
•	The Company May Not Be Able To Obtain Additional Financing.
•	The Offering Price Has Been Arbitrarily Determined
•	Our Management Has Broad Discretion in Application of Proceeds
•	There Is No Assurance the Company Will Be Able To Pay Distributions To Shareholders
•	The Company’s Indebtedness Could Adversely Affect Its Business And Limit Its Ability To Plan For Or Respond To Changes In Its Business, And The Company May Be Unable To Generate Sufficient Cash Flow To Satisfy Significant Debt Service Obligations.
•	There is No Market for the Company's Shares of Class C Common Stock
•	Your Economic Interest in the Company May Be Less Than Your Ownership Interest

9

RISK FACTORS

The purchase of the company’s Class C Common Stock involves substantial risks. You should carefully consider the following risk factors, in addition to any other risks associated with this investment. The shares offered by the company constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those associated with an investment in the shares and are not set out in any particular order of priority.  Additional risks and uncertainties may also have an adverse effect on the company’s business and your investment in the shares.  An investment in the Company may not be suitable for all recipients of this Offering Circular.  You are advised to consult an independent professional adviser or attorney who specializes in investments of this kind before making any decision to invest. You should consider carefully whether an investment in the company is suitable in the light of your personal circumstances and the financial resources available to you.

Risks Relating to the Company’s Business

The Company Has a Limited Operating History

The company has a limited operating history and there can be no assurance that the company's proposed plan of business can be developed in the manner contemplated.  If it cannot be, investors may lose all or a substantial part of their investment. The company’s present business and planned business are speculative and subject to numerous risks and uncertainties. There is no guarantee that it will ever realize any significant operating revenues or that its operations ever will be profitable.  The audited financial statements of the company include a “going concern” paragraph that notes that there is substantial doubt about our ability to continue as a going concern.

The Company Has Limited Tangible Assets and Its Continued Operation Requires Funding

The company has limited tangible assets and its continued operation requires funding, even beyond the Maximum Offering amount. The company currently has only minimal assets and a significant portion of its funding will come from this offering, which is unlikely to be enough to bring the company to profitable operations. Further fundraising is likely may be necessary in order to make the company’s business plan viable. Any such fundraising (whether by future offerings of equity or debt securities, or by borrowing money) may be on terms that are better than the terms offered to investors in this offering.

The Company Is Dependent On Its Management, Founders and Sponsors to Execute the Business Plan

Sagoon is dependent on its management, founders and sponsors to execute the business plan. The success of the company will depend on its ability to compete for and retain additional qualified key personnel to enhance the growth.  The company's operations and viability will be also dependent on its management team including Govinda Giri, the company’s CEO. The company's business would be adversely affected if it were unable to recruit qualified personnel when necessary or if it were to lose the services of certain key personnel and it were unable to locate suitable replacements in a timely manner. Finding and hiring such replacements, if any, could be costly and might require the company to grant significant equity awards or incentive compensation, which could have a material adverse effect on the company’s financial results and on your investment. The loss, through untimely death, unwillingness to continue or otherwise, of any such persons could have a materially adverse effect on the company and its business.

10

The Company Faces Significant Competition

We will face significant competition in the United States, India, Nepal and in all countries and markets. The company will be in direct competition with both new companies and existing companies that provide similar services, some of which currently hold a dominant position in the market. Some or all of these companies will have far more financial resources, a more established track record and more experience in the business than the company and there can be no assurance that we will be able to successfully compete.

The Company Has Incurred and Intends To Incur Debt

The company has incurred and intends to incur additional debt in connection with opening its business.  Complying with obligations under such indebtedness may have a material adverse effect on the company and on your investment, especially if we are obligated to repay debt when with funds that could be used building out our operations.

The Company Faces Development and Business Risks

We will be subject to the risks generally incident to the ownership and operation of a business engaged in the operation of online business, including without limitation, fluctuations in the cost of improving and changing technology, other materials and services and the availability of financing for the company’s activities, inability to timely deliver completed products or services to customers, risk of rejection of products or services from customers, possible theft of trade secrets and/or unauthorized use of the products or services, possible trademark or patent infringement claims, both as to liability and the cost of defense of the same, and loss of or inability to attract key personnel, general and local economic conditions, the supply and demand for products and services similar to those of the company, and laws, regulations and taxes, all of which are matters beyond the company’s control, may have a material adverse effect upon the value of the company and upon the ability of the company to operate profitably. There is no assurance that the company’s efforts to profitably operate and develop its business will be successful. Companies, particularly new ones, frequently fail. If that should occur, investors in the company stand to lose their entire investment.

11

The Company’s Expenses Could Increase without a Corresponding Increase in Revenues

The company’s operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on the company’s financial results and on your investment.  Factors which could increase operating and other expenses include, but are not limited to:

•	increases in the rate of inflation;
•	increases in taxes and other statutory charges;
•	changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies;
•	significant increases in insurance premiums;
•	increases in borrowing costs; and
•	unexpected increases in costs of supplies, goods, equipment or distribution.

We could also be affected by an increase in the cost of labor, utilities, internet and computer related expenses, and other expenses.  The company may not be able to increase its revenues to offset these increased costs without suffering reduced revenues and operating profit, and this could have an adverse effect on your investment.

Inability to Maintain and Enhance Product Image

It is important that the company maintains and enhances the image of its existing and new products. The image and reputation of the company’s products may be impacted for various reasons, many of which may be beyond the company’s control. Such concerns, even when unsubstantiated, could be harmful to the company’s image and the reputation of its products. The company may become subject to lawsuits from customers and demanding payments from the company. These claims may not be covered by whatever insurance policies the company has in place at the time. Any resulting litigation could be costly for the company, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on the company’s business, results of operations, and financial condition. Any negative publicity generated as a result of customer complaints about the company’s products could damage the company’s reputation and diminish the value of the company’s brand, which could have a material adverse effect on the Company’s business, results of operations, and financial condition, as well as your investment.

If We Are Unable To Protect Effectively Our Intellectual Property, We May Not Be Able To Operate Our Business, Which Would Impair Our Ability To Compete

With respect to intellectual property that the company owns or will own in the future, our success will depend on our ability to obtain and maintain meaningful intellectual property protection for any such intellectual property. The names and/or logos of company brands (whether owned by the company or licensed to us) may be challenged by holders of trademarks who file opposition notices, or otherwise contest, trademark applications by the company for its brands. Similarly, domains owned and used by the company may be challenged by others who contest the ability of the company to use the domain name or URL. Patents obtained by the company could be subject to challenge, and property that should be patented by the company but is not could lead to legal and financial issues that could have a material adverse effect on the company’s financial results as well as your investment.

12

Computer, Website or Information System Breakdown

Computer, website and/or information system breakdowns as well as cyber security attacks could impair our ability to service our users, leading to reduced revenue from sales and/or reputational damage, which could have a material adverse effect on the company’s financial results as well as your investment.

Changes in the Economy Could Have a Detrimental Impact

Changes in the general economic climate could have a detrimental impact on consumer expenditure and therefore on the company’s revenue.  It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may decrease the disposable income that customers have available to spend and may adversely affect our users’ confidence and willingness to spend on gifting and shopping.  Any of such events or occurrences could have a material adverse effect on the company’s financial results and on your investment.

Regulatory and Legal Hurdles

The operation of an international online social media and e-commerce business could be subject to regulatory and legal hurdles. Any unanticipated delay or unexpected costs in obtaining or renewing any licenses, dealing with regulator issues or unanticipated hurdles which have to be overcome or expenses which have to be paid, could result in a material adverse effect on the company’s business plan and financial results and on your investment.

Risks Relating to This Offering and to Ownership of the Shares

The Company May Undertake Additional Equity or Debt Financing That May Dilute the Shares Being Offered

The company may undertake further equity or debt financing which may be dilutive to existing shareholders, including investors in this offering, or result in an issuance of securities whose rights, preferences and privileges are senior to those of existing shareholders, including you, and also reducing the value of shares subscribed for under this Offering.

The Company May Not Raise the Maximum Amount Being Offered

There is no assurance that the company will sell enough shares to meet its capital needs. If you purchase shares in this Offering, you will do so without any assurance that the company will raise enough money to satisfy the full use of proceeds the company has outlined in this Offering Circular or to meet the company’s working capital needs.

13

The Company May Not Be Able To Obtain Additional Financing.

Even if the company is successful in selling the maximum amount of shares in the Offering, the company may require additional funds to continue and grow its business. We may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force us to delay our plans for growth and implementation of our strategy, which could seriously harm our business, financial condition and results of operations.  If the company needs additional funds, we may seek to obtain them primarily through additional equity or debt financings.  Those additional financings could result in dilution to the company‘s current shareholders, including investors in this Offering.

The Offering Price Has Been Arbitrarily Determined

The offering price of the shares has been arbitrarily established by the company based upon its present and anticipated financing needs and bears no relationship to the company's present financial condition, assets, book value, projected earnings, or any other generally accepted valuation criteria. The offering price of the shares may not be indicative of the value of the shares or the company, now or in the future.

Our Management Has Broad Discretion in the Application of Proceeds

The management of the company has broad discretion to adjust the application and allocation of the net proceeds of this offering in order to address changed circumstances and opportunities. As a result, the success of the company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof.  Investors who purchase the shares of Class C Common Stock will have limited voting rights on this and other company matters. Shares of Class C Common Stock have limited voting rights equal to one-tenth (1/10) of one vote per share

There Is No Assurance the Company Will Be Able To Pay Distributions To Shareholders

While the company may pay distributions at some point in the future to its shareholders when and if the company is profitable, there can be no assurance that cash flow and profits will allow such distributions to ever be made.

The Company’s Indebtedness Could Adversely Affect Its Business And Limit Its Ability To Plan For Or Respond To Changes In Its Business, And The Company May Be Unable To Generate Sufficient Cash Flow To Satisfy Significant Debt Service Obligations.

We may incur long-term debt and/or short-term debt in the future, and the future indebtedness could have important consequences, including the following:

•	increasing the company’s vulnerability to general adverse economic and industry conditions;

14

•	reducing the availability of the company’s cash flow for other purposes;
•	limiting the company’s flexibility in planning for, or reacting to, changes in the company’s business and the industry in which it operates, which would place the company’s at a competitive disadvantage compared to its competitors that may have less debt;
•	limiting, by the financial and other restrictive covenants in the company’s debt agreements, the company’s ability to borrow additional funds; and
•	having a material adverse effect on the company’s business if it fails to comply with the covenants in its debt agreements, because such failure could result in an event of default that, if not cured or waived, could result in all or a substantial amount of the company’s indebtedness becoming immediately due and payable.

The company’s ability to repay any future indebtedness will depend on the company’s ability to generate cash, whether through cash from operations or cash raised through the issuance of additional equity or debt-based securities. To a certain extent, the company’s ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond its control. If the company’s business does not generate sufficient cash flow from operations or if future financings are not available to it in amounts sufficient to enable the company to fund its liquidity needs, the Company’s financial condition and operating results may be adversely affected. If the company cannot meet its scheduled principal and interest payments on any debt obligations in the future, the company may need to refinance all or a portion of its indebtedness on or before maturity, sell assets, delay capital expenditures, cease operations or seek additional equity.

There is No Market for the Company's Shares of Class C Common Stock

The company has not registered, is not under any obligation to register, and does not presently intend to register the shares of Class C Common Stock with any regulatory authorities at any time in the future. The shares are illiquid and may not be easily resold or pledged. No market currently exists for the Class C Common Stock, and you should not expect such market will exist at any time in the future. You probably will not be able to liquidate this investment in the event of an emergency or for any other reason. The shares of Class C Common Stock should be considered a long-term investment.

Your Economic Interest in the Company May Be Less than Your Ownership Interest

You will be acquiring a minority interest in the company, will have limited voting rights and will have little to no effective control over, or input into, the management or decisions of the Company. Subscribers to this offering may have an economic interest in the company that is less than the percentage of shares of Class C Common Stock they own compared to the overall shares of the company.

15

DILUTION

The term "dilution" means the reduction of any one share as a percentage of the aggregate shares outstanding. If all of the shares in this offering are fully subscribed and sold, the Shares offered herein will constitute approximately 17.6% of the total shares of the company. The company anticipates that subsequent to this offering the company may require additional capital and such capital may take the form of other stock or securities or debt convertible into stock. Such future fund raising will further dilute the percentage ownership of the shares sold herein in the company.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. If you invest in our Class C Common Stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our Class C Common Stock and the pro forma net tangible book value per share of our Class C Common Stock after this Offering.

As of June 30, 2016, the net tangible book value of the Company was ($636,907).  Based on the number of shares of Common Stock issued and outstanding as of the date of this Offering Circular (3,360,800 shares) that equates to a net tangible book value of approximately ($0.19) per share of Common Stock on a pro forma basis. Net tangible book value per share consists of stockholders’ deficit adjusted for the accumulated deficit, divided by the total number of shares of Common Stock outstanding. Without giving effect to any changes in such net tangible book value after June 30, 2016, other than to give effect to the sale of 869,564 shares of Class C Common Stock being offered by the company in this Offering Circular for the subscription amount of $20,000,000, the pro forma net tangible book value, assuming full subscription, would be $19,363,093.  Based on the total number of shares of Class C Common Stock that would be outstanding assuming full subscription (4,230,364) that equates to approximately $4.58 of tangible net book value per share.

Thus, if the Offering is fully subscribed, the net tangible book value per share of Class C Common Stock owned by our current stockholders will have immediately increased by approximately $4.77 without any additional investment on their behalf and the net tangible book value per Share for new investors will be immediately diluted by $18.42 per Share. These calculations do not include the costs of the offering, and such expenses will cause further dilution.

16

The following table illustrates this per share dilution:

Offering price per Share*	$23.00

Net Tangible Book Value per Share before Offering (based on 3,360,800 shares)	$(0.19)

Increase in Net Tangible Book Value per Share Attributable to Shares Offered in Offering (based on 869,564 shares)	$4.77

Net Tangible Book Value per Share after Offering (based on 4,230,364 shares)	$4.58

Dilution of Net Tangible Book Value per Share to Purchasers in this Offering	$18.42

*Before deduction of offering expenses

The foregoing table does not reflect the issuance of 6,300 shares of Class C Common Stock in a private placement subsequent to June 30, 2016. Additionally, it does not reflect the conversion of Convertible Notes issued in a private placement subsequent to June 30, 2016, or the exercise of options for Common Stock granted pursuant to loan agreements. See Notes 4 and 7 to the company’s financial statements as of and for the six months ended June 30, 2016.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
•	In June 2015 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

17

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

18

PLAN OF DISTRIBUTION

None of the shares being sold in this offering are being sold by security present holders. The company has engaged                                                   , a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (“FINRA”), to perform the following broker-dealer services and administrative functions in connection with this Offering.

•	Advise us as to permitted investment limits for investors;
•	Communicate with the company and/or our agents, if needed, to gather additional information or clarification from investors;
•	Serve as a broker where required for state blue sky requirements, but in no circumstance will solicit a securities transaction, recommend our securities, or provide investment advice to any prospective investor; and
•	Transmit the subscription information data to , our transfer agent.

The company will pay                                                     a broker-dealer services fee equivalent to XX% of capital raised upon each closing of this Offering. The company has also agreed to issue warrants to                        upon each closing of this Offering, to purchase a number of shares of the Class C Common Stock equal to XX% of the total shares of the Class C Common Stock sold in such closing. The warrants are exercisable commencing on the qualification date, and will be exercisable for         years. The warrants are not redeemable by the company. The exercise price for the warrants will be $         per share of Class C Common Stock. The warrants and the Class C Common Stock underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA.                                                , or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the warrants or the Class C Common Stock underlying the warrants, nor will                        or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying shares for a period of 180 days from the qualification date of this Offering, except that they may be transferred, in whole or in part, by operation of law or by reason of the company’s reorganization, or to any underwriter, selected dealer or registered representative participating in the offering and their officers or partners if the warrants or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The warrants will provide for adjustment in the number and price of the warrants and the shares underlying such warrants in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by the company.

In addition, we will pay                                                  (i) $XXX escrow account set up fee, (ii) $XXX per month escrow account fee, (iii) applicable fees for fund transfers and accounting as follows: (x) inbound funds fees – $XXX per ACH transfer, $XXX per domestic wire transfer, $XXX per check, $XXX per investor (one-time accounting fee upon receipt of funds); and (y) outbound funds fees – for each transmittal of funds to the Company upon closing of a successful offering $XXX per domestic wire transfer, (iv) AML checks ($XXX for each domestic investor, $XXX - $XXX for all other international investors depending on domicile), (v) $XXX for each bad actor check (per entity and each associated person), and (vi) $XXX processing fee for each AML and fund transfer exception, if any (collectively, the “Administration Fees”).

19

All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer or other electronic funds transfer method approved by                                                  directly to the escrow account established for this Offering or deliver checks made payable to “                       , as Agent to Sagoon Inc. Escrow Account” which                          shall deposit into such escrow account no later than noon the next business day after receipt. The company may terminate the Offering at any time for any reason at its sole discretion.

In addition to offering Class C Common Stock for cash, we are also offering to exchange Class C Common Stock currently held by investors in previous private placements for Class C Common Stock in this Offering. No consideration other than the previously issued Common Stock will be payable upon such exchange and no payments will be made to                              in connection with the exchange.

                         is not participating as an underwriter of the Offering and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor. Rather,                        ’s involvement in the Offering is limited to acting as an accommodating broker-dealer. Based upon                 ’s limited role in this offering, it has not and will not conduct extensive due diligence of this securities Offering and no investor should rely on                involvement in this Offering as any basis for a belief that it has done extensive due diligence.                                                does not expressly or impliedly affirm the completeness or accuracy of the Offering Circular presented to investors by the issuer in this Offering. All inquiries regarding this Offering or services provided by                              and its affiliates should be made directly to the company.

There are no plans to return funds to subscribers if all of the securities to be offered are not sold. There is no minimum subscription amount required (other than a per investor minimum purchase) to break escrow and distribute funds to the company. There will be no material delay in the payment of the proceeds of the Offering by                         to the company.

                                        may serve as transfer agent to maintain stockholder information on a book-entry basis.  The fee for this service is $XXX per month plus additional fees for services performed as a result of secondary market activity, if any.

20

USE OF PROCEEDS TO ISSUER

The maximum gross proceeds from the sale of the shares in this Offering are $20,000,000. The net proceeds from the Offering, assuming it is fully subscribed, are expected to be approximately $18,750,000 after the payment of offering costs including broker-dealer and selling commissions, legal and accounting costs, and other compliance and professional fees. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ from those expected by management.

Management of the company has wide latitude and discretion in the use of proceeds from this Offering. Ultimately, management of the company intends to use the majority of the proceeds for general working capital. At present, management’s best estimate of the use of proceeds, at various funding milestones, is set out in the chart below. However, potential investors should note that this chart contains only the best estimates of management based upon information available to them at the present time, and that the actual use of proceeds is likely to vary from this chart based upon circumstances as they exist in the future, various needs of the company at different times in the future, and the discretion of the company’s management.

A portion of the proceeds from this Offering may be used to compensate or otherwise make payments to officers or directors of the issuer. The officers and directors of the company may be paid salaries and receive benefits that are commensurate with similar companies, and a portion of the proceeds may be used to pay these ongoing business expenses.

If we sell all of the shares being offered, our net proceeds (after fee, commission and discount) will be $18,750,000. We will use these net proceeds for:

•	Developing mobile apps (Android and IOS), launching and marketing in South Asia and the United States;
•	Developing the “Social Smart Card”, launching as a pilot program in Kathmandu and New Delhi, and continue adding retail vendors as our partners;
•	Expanding our team by more than 50 engineers and adding office space in New Delhi and Washington DC and building a key management team;
•	Developing a banner advertisement system and sales channels for those advertisements;
•	Setting up a technology lab in IIT New Delhi for further research and development for technology enhancement; and
•	Building an office in New Delhi.

21

More specific anticipated uses of funds depending on the amount of money raised are set out in the table below.

Total Raised in Offering	$2,500,000	$5,000,000	$10,000,000	$20,000,000
Salaries and Wages	$1,000,000	$3,000,000	$6,000,000	$10,000,000
Computers and Software	$100,000	$200,000	$300,0000	$400,000
Research & Development	$240,000	$240,000	$500,000	$500,000
Office Construction	-	-	-	$3,000,000
Marketing & Products Launch	$100,000	$150,000	$200,000	$200,000
Office Expenses	$50,000	$50,000	$200,000	$300,000
Furniture & Fixtures	$100,000	$200,000	$300,000	$400,000
Server & Streaming Costs	$200,000	$400,000	$700,000	$1,500,000
Travel & Tradeshows	$50,000	$50,000	$50,000	$100,000
Utilities	$30,000	$30,000	$50,000	$100,000
Legal	$60,000	$60,000	$100,000	$100,000
Operating Reserve	$245,000	$120,000	$1,025,000	$2,325,000
Offering Expenses[1]	$250,000	$250,000	$250,000	$250,000
Broker-Dealer Fees[2]	$125,000	$250,000	$500,000	$1,000,000
TOTAL	$2,500,000	$5,000,000	$10,000,000	$20,000,000

1 Offering expenses include legal fees, accounting, advertising, travel and marketing.

The company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the company and the discretion of the company’s management. The company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

22

THE COMPANY’S BUSINESS

Sagoon Inc. was formed on December 29, 2006, as a Delaware Corporation for the general purpose of owning and operating the Sagoon website (www.Sagoon.com) and affiliated businesses. Sagoon also owns Sagoon India Private Limited, a 100% subsidiary company located in New Delhi, India and Sagoon Nepal Private Limited, a 100% subsidiary company (registration in process) located in Kathmandu, Nepal.

The name “Sagoon” is derived from Sanskrit and means “auspicious” or “ushering good results.” It is easy to pronounce, and a well-recognized term among 1.5 billion people worldwide.

Sagoon was first conceived in 2006. At this time, Govinda Giri embarked on his mission to change the way people retrieved information from the Internet. Unhappy with Internet giants Google and Yahoo displaying 10 blue search links on the user’s device, he believed that he could build a better system, offering users more choices on the first page of search results. Giri designed and built an advanced data clustering method and launched a search engine in 2009, spending only money from his own pocket.

In 2012, with the rapid development of mobile devices and Internet, Giri realized that the world was becoming a small village, with much of our offline lives having shifted to online. He observed millions of people with mobile devices clutched in their hands while trillions of items of information were fragmented and scattered in the cloud. With limited time and patience, it was little wonder that people were losing interest – clearly, people needed one place where they could get their personal needs, interests and issues addressed 24/7.

Sagoon’s concept was originally designed as a search engine that would provide customized search results to fit users’ various preferences. However, as trends in user behavior became apparent, the focus shifted to “Search vs Share” and in 2012, the business model was revamped to establish a social collaboration site, aimed at transforming the ways in which people share and interact through social media.

As Giri has stated, “A trigger point for starting Sagoon as a social commerce platform was the perceived need to build intimate relationships with family, friends and co-workers.  In today’s social networks, we spend hours trawling through others’ information and in the end we don’t generally find a solution to our needs. Instead, we discover the apparently expensive and exciting lifestyle of our “friends.” This only creates envy and encourages social isolation; millions are becoming tired of it. As a result, many people are looking for a new way to engage with their loved ones, by sharing information that builds long-lasting emotional bonds.”

Giri believed that social media networks have demonstrated a need for constant positive change. The continual demand to connect, express and reach out to people in a short time through new, effective media has resulted in negative social attitudes. Giri was well aware of the detrimental capabilities of social media. The paradox of being connected while being really alone is evidenced in today’s young people, especially those in their twenties. A service that rids people of social envy, loneliness and depression - such as Sagoon - was clearly the need of the hour in Giri’s opinion.

23

In July, 2014, Sagoon version 1.0 was launched (as a private beta) in Washington, DC. In November 2015, Sagoon version 2.0 was launched (as a public beta) in Kathmandu.

Sagoon was developed as both a website and an application, its target market being the world’s 2.2 billion social media users.

Products and Services

Current Products and Services

Sagoon’s comprehensive suite of products and services supports the needs of global online users. Each product suite has unique features and a different customer presentation strategy; the purpose of each application is to strengthen relationships. The core Sagoon technology enables products to be categorized semantically with lower development costs and faster speeds. The Sagoon roadmap encompasses the following products and services:

MY DAY

My Day is your smart organizer that visualizes how your day looks. This tool is designed to simplify your daily life at home and office. It has a top section that highlights your current location whenever you log into Sagoon; local time and weather reports help travelers to plan their day, wherever they may be.

The current version of this application is live for all Sagoon users. An updated version is scheduled to be launched in the fourth quarter of 2016.

24

Share Schedule – a tool for scheduling meetings and creating timetables; this can be shared with co-workers and family members so that your spouse, for example, can know where you are without wasting time or money texting or phoning.

Share To-Do List – an online tool to help track your projects, tasks and chores – again this can be shared with partners, family members, etc.

Send Reminder – a useful online tool for those of us who tend to forget tasks or appointments. This tool sends a reminder to your loved ones, for example, to take the dog out.

SECRET

The secret is an information, experience, confession or incidence of your life which you have never disclosed publicly in words. But, if disclosed, it can make people learn something significant. This feature is designed on the idea of building a transparent society and improving the quality of a personal life.

Current version of Secret

Every moment there is always something going on around you. And sometimes no one knows it better than you. What if you could share it with others and bring change? It can be your own secret story! You are allowed to use 220 characters and up to three images to post a secret. As a user, you can post your secret under the “Open Secrets” category, allowing all of your contacts to view, like, dislike or comment on the same. While posting a secret on your timeline or sending it privately to a particular contact, you can choose to hide your identity.

The most interesting and unique aspect of sharing a secret is “tracking,” which means you can see the number and the names of locations your secret has traveled to. You can also view how many people liked/disliked your secret from those locations.

25

MOODTALK

MoodTalk is a simple chatting tool which lets your mood do the talking for you. You simply switch your mood for groups or any one friend to express what you feel. As in real life where we do not record all things we say, in MoodTalk your chats also vanish automatically after 24 hours.

There can be days when you are feeling sad or sick. You don’t want to open an email or any other chat app to share your emotional state with family or friends. What happens? You stay alone and feel lonely.

But with MoodTalk, if you are sick, you can set your Mood to “Sick,” which will be visible to everyone in your contact list, so your loved ones might start connecting with you and you can then express your feelings to them.

Upcoming Features

The following Sagoon features are currently in development and the company plans to make them available after the current Offering is closed:

Social Smart Card

The Social Smart Card is “One Card for All” - allowing users to partake in social shopping and gifting. Each Sagoon user will automatically receive a free Social Smart Card when they join Sagoon and create a profile; they will then earn a percentage on every transaction they make with the card plus a portion of the company’s revenue in return for the time they spend socializing online through the site.

26

Therefore, users will be paid for both shopping and spending time on social media – a “win-win” situation.

Sagoon Mobile App

Multiple apps on one interface giving users a reflection of their daily life in a single window.

IT’S ME

Sagoon’s “It’s ME” page will provide users with a space to showcase their true identity — for example, what interests them and who they really are. It helps potential job seekers to network with other professionals, giving them a leg up on building a better career. It’s Me is a profile page that is a mix of personal and professional, helping you network with others based on your mutual interests and needs.

27

28

Our Competitors

Our direct and indirect competitors are social media networks who offer photo-sharing features like Snapchat, Instagram and Facebook and e-commerce businesses who offer digital gift cards and coupons like Wrapp and Giftly. However, no other online social network easily combines, in one place, the ability for users to share revenue, shop, gift, schedule events, and socialize.

What We Believe Sets Us Apart

We believe the following strengths will drive our growth:

•	Research and Development costs – Sagoon’s R&D costs are up to five times lower than those of its competitors.
•	Combination of products and services offered – socializing, scheduling, gifts and shopping, all on one site.
•	Revenue share – the ability, once we launch tis program, for users to earn money for time spent socializing online and commission on online purchases.
•	The South Asian market – one of the largest social media markets in the world. The origins of the leadership team members give them the ability to exert influence in the South Asian market with the goal of making an impact.
•	Technology – Sagoon uses a data-retrieval method based on advanced mathematical formulae that support Semantic Web and Natural Language Processing (NLP).

Sagoon’s Growth Plan: By the end of 2016, we estimate that our user base will be close to half a million; however we expect that, by running this equity crowdfunding campaign, and by launching our mobile app and social smart card, we hope to increase that figure to several million by the end of 2017.

We intend that this growth will be engendered by the increased development of business infrastructure and technology. Our ultimate goal is to establish a foothold in the social commerce market, currently worth $300 billion. We are undeterred by growing competition in this field, offering, as we do, the unique advantage of combining social media, gifting, scheduling, online shopping, and the ability to earn financial rewards all in one place.

Revenue Model: Sagoon’s revenue will be generated by the use of Social Smart Cards and coupons, with Sagoon earning up to 10% on each transaction. Eventually, we anticipate that we will realize revenue from digital banner advertising on a CPM basis. The dynamic social platform will provide social media, shopping and gifting in one place through the Social Smart Card, which will eventually give all users a share in the our earnings.

29

Technology

Technical requirements are quite complex, especially when building a social media network. Initially, Sagoon started using PHP, Apache2 and MySQL (for database) in the back end, and JQuery, HTML 5 and CSS in the front end. We were still in the initial phase and therefore the technology was quite basic. We didn’t even feel the need for cloud hosting. But as we launched new versions, the team felt the need for upgrading.

We replaced JQuery with Angular to smooth user experience and also introduced partial node for a better chat experience. Some other technological advancements we have brought to Sagoon are:

•	AJAX for immediate response
•	Cloud hosting
•	MySQL optimization
•	Replaced Apache2 with NGINX
•	Mongo DB
•	Automated deployment

The technological requirements keep on changing with each update we launch.

In our production environment, the process of launching any update usually starts with a brain storming discussions followed by clean documentation. Then, development starts and after its completion, testing is done by a group of certified quality analysts.  After their green light, the update is rolled out to a small percentage of guest users to gauge their response. Any updates are introduced to all global users after crossing all levels of production environment.

30

At present, we are upgrading our backend to further improve the experience of users on Sagoon.

Technology Plans: Sagoon plans to eventually use semantic technology and a Natural Language Process method, which will mean very significant savings in energy costs.

Sagoon India Pvt. Ltd.

Sagoon India Pvt. Ltd (Sagoon India) is 100% owned by Sagoon Inc. Sagoon India is also managed and operated by the same management team and takes advantage of Sagoon Inc.’s infrastructure, expertise, and experienced people as we look at business development in  India.

The team in India operates from the beautifully designed Regus Business Centre (pictured), located at the 5th Floor of SB Tower in Film City. Film City, Noida is home to various aspiring startups.

We are in India to reinvent the wheel. We plan to combine the experience, culture and success of Silicon Valley with incredible talent that gives India the chance to change the world. We plan to roll out the same culture of product delivery, the same business model and retail concept, the same game plan, the same investment opportunity, the same employee benefits and same successful management team as a Silicon Valley company would do. We believe we have the potential to go bigger and much better because of the size of the South Asian market compared to the U.S. market – more than 500 million Internet users at present, a figure that is projected to reach more than 700 million by 2018.

31

We have a team and an infrastructure already in place. We plan to hire and build a bigger team with key management, developers and engineers after closing this equity crowdfunding campaign.

Sagoon in the Media

Sagoon already has a strong media reputation in South Asia. We have more than 30,000 Facebook followers globally. Thousands of people visit our site on a monthly basis.

Sagoon has been featured in major national media in India and Nepal. Sagoon has appeared in Times of India, Economic Times, Himalayan Times, Kathmandu Post, Business Standard and many more, plus magazines and tech news sources.

The Social Connection, a popular show on government media channel DD News in India aired an episode in November 2014, featuring Sagoon, its vision, future plans and applications. Govinda Giri, the founder of Sagoon, discussed the negative impacts of current social networks on users and how Sagoon planned to eliminate those negative impacts.

32

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Sagoon Inc. was formed December 29, 2006, as a Delaware Corporation, for the general purpose of owning and operating the Sagoon website.

Results of Operations

Years Ended December 31, 2015 and 2014

Revenue. For the years ended December 31, 2015 and 2014 we generated no revenue. We anticipate that we will eventually generate revenue through advertising and commissions from selling gift cards and coupons.

Operating Expenses. Operating expenses for the years ended December 31, 2015 and 2014 were $501,372 and $385,785, respectively, a 30% increase year-over-year. The overall increase was primarily due to the ramping up of our operations. These efforts resulted in increased costs related to outsourced project development, salaries and wages, travel to and from India, web hosting and other related costs, advertising, etc. Research and development costs increased 21% to $235,958, general and administrative expenses increased 27% to $228,087 and sales and marketing increased 240% to $37,327.

Other Expense. Other expense for the years ended December 31, 2015 and 2014 was $34,812 and $15,361, respectively, which consisted primarily of interest expense on notes payable. The increase in interest expense during the year ended December 31, 2015 was a result of the increase in notes payable to third parties, the proceeds of which were used to fund operations.

Net Loss. As a result of the foregoing, net loss for the years ended December 31, 2015 and 2014 was $536,184 and $401,146, respectively.

Six Months ended June 30, 2016 and 2015

Revenues. No revenues were generated for the six months ended June 30, 2016 and June 30, 2015 (“Interim 2016” and “Interim 2015,” respectively).

33

Operating expenses. Operating expenses for Interim 2016 increased 6% to $256,321 from $242,131 in Interim 2015. A 30% increase in general and administrative expenses to $119,028 and a 27% increase in sales and marketing expenses to $24,559 were offset by a 14% decrease in research and development costs to $112,734. The overall increase was primarily due to an increase in our efforts to bring our product to market. These efforts resulted in an increase in costs related to outsourced project development, salaries and wages, travel to and from India, web hosting and other related costs, advertising, etc.

Other expense. Other expense for Interim 2016 was $32,559 and for Interim 2015 was $15,031, in both periods due to interest expense.

Net loss. As a result of the foregoing, net loss for Interim 2016 was $288,880 compared to net loss in Interim 2015 of $257,162.

Liquidity and Capital Resources

We had net cash of $29,521 and $29,273 at December 31, 2015 and June 30, 2016, respectively.

During the years ended December 31, 2015 and 2014, we used cash flows in operations in the amounts of $392,992 and $260,647, respectively.  Cash used in operations in Interim 2016 was $219,798 and in Interim 2015 cash used in operations was $190,733.

Cash used in investing activities during the years ended December 31, 2015 and 2014, was $4,273 and $29,213, respectively. To date investing activities have been minimal and have consisted with the purchase of property and equipment used in our operations. Cash used in investing activities was $500 in Interim 2016 and $483 in Interim 2015.

Cash provided by financing activities during the years ended December 31, 2015 and 2014, was $416,612 and $299,426, respectively. Cash provided by financing activities was $220,050 in Interim 2016 and $211,114 in Interim 2015.  Since inception, the Company has been dependent upon the sale of common stock, proceeds from notes payable and short term advances from related parties.

Plan of Operations

Our plan of operations over the next twelve months consists of the following:

PRODUCT DEVELOPMENT AND SUPPORT

•	Continue development and rollout of our desktop and mobile web services applications:
•	Update and improve current services: My Day, Secret Message and MoodTalk for web desktop and mobile web
•	Launch It’s Me - a professional and personal page.
•	Launch Social Smart Card - a shopping and gifting card
•	Research and development of battery recharge system

34

•	Development and rollout of first phase of mobile platform and integrated desktop services

PRODUCT INFRASTRUCTURE AND PROPRIETARY TECHNOLOGY

•	Develop robust technology infrastructure to support millions of users engaging and communicating through web desktop and mobile web
•	Develop a robust and a scalable mobile application infrastructure to support multiple vendors’ mobile devices
•	Develop and integrate big data structure and algorithm to support user data and communication, shopping and gifting and monetization system

BUSINESS DEVELOPMENT, MARKETING AND OFFICE EXPANSION

•	Expand the office space in New Delhi, India and Northern Virginia, U.S.
•	Develop employee benefits package, and executive compensation package
•	Develop partnership with retail vendors and sell channels to implement “Social Smart Card” in India and US
•	Run events for product launch, branding and tradeshow

NEW OFFICE CONSTRUCTION

•	Office for South Asia operations, new construction in Kathmandu and New Delhi

We believe that the proceeds from this Offering will not satisfy our cash requirements and we anticipate it will be necessary to raise additional funds in the next six months to implement the plan of operations. We anticipate we will attempt to raise additional capital through the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through loans or other debt. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

35

Directors, Executive Officers and Significant Employees

The directors, executive officers and significant employees of the Company as of November XX, 2016 are as follows:

Name	Position	Age	Term of Office	Full or part time

Executive Officers:
Govinda Giri	Chief Executive Officer	49	9/2013 to present	Full
Swati Dayal	Chief Operations Officer	29	9/2013 to present	Full
Kabindra Sitoula	Chief Marketing Officer	48	7/2014 to present	Part
Mahendar Elda	Chief Technology Officer	46	8/2015 to present	Part
Laxman Pradhan	Interim Chief Financial Officer	54	10/2015 to present	Part

Directors:
Govinda Giri	Director	49	9/2013 to present	Full

GOVINDA GIRI, FOUNDER AND CEO

Govinda Giri - the founder and CEO of Sagoon has studied Economic and Computer Science from Nepal and United States.  He has more than 20 years of working experience in management and IT solutions. His skills also include search engine marketing and product management. Prior to launching Sagoon, he had worked for L3 Communication at Pentagon for 11 years as an IT support engineer in the Department of Army, Pentagon.  In September 2013, he quit his job and started developing the social commerce platform, which became Sagoon.

At Sagoon, Mr. Giri is responsible for deciding the overall direction of the company and product strategy. His expertise in network design and development of communication tools allows him to fulfil his role of “chief architect” at Sagoon. Additionally, he manages the service and development of Sagoon’s core technology and infrastructure.

Mr. Giri is a Cisco-certified network professional and a Microsoft-certified system engineer, who holds a provisional patent for Random Vector Model Information Relation Method, a core technology developed to resolve computing problems. He has received many awards and accolades due to his contributions to the IT sector.

Born and raised in Nepal, Giri has been based in Washington, DC for over 23 years.

SWATI DAYAL, CO-FOUNDER

Swati Dayal- Co-founder of Sagoon,  has over eight years of experience in web and mobile product design and development. Prior to joining Sagoon in 2014, she worked at Sparx Technologies (located in Noida, India) as a Senior UI/UX designer for Mobile and Web for more than 5 years. Ms. Dayal is Product and Operations Head at Sagoon, and is responsible for developing innovative products; managing operational systems; strategic planning, process and policy; and the successful delivery of the company’s goals and objectives.

36

KABIN SITOULA, CO-FOUNDER

Kabin Sitoula- Co-founder of Sagoon brings over 15 years of experience in finance and marketing in the private sector to his role as Sagoon’s community outreach specialist. Prior to joining Sagoon in 2014, Sitoula worked at Premier Financial Alliance as the qualified field director for more than 4 years. At Sagoon, he is responsible for building market strategies, and raising funds and awareness among the members of the local community.

MAHENDAR EDLA, FOUNDING MEMBER

Edla is a leader in the field of Information Technology with more than 20 years of experience in project management with both the US government and the private sector. Prior to joining Sagoon in 2015, he worked as a project manager consultant at Booz Allen from 2014 to 2015, implementing cyber security application for the US government. From May 2013 to May 2014 he worked as Project Manager Consultant with Verizon, from May 2012 to April 2013 he worked as Project Lead Consultant with Fannie Mae. Before that, he worked as a project lead consultant at Library of Congress, US department of Treasury and Veterans Affairs to automate the existing manual process. As Head of Technology at Sagoon, Edla is responsible for the successful execution of the company’s business mission, overseeing the development of web and mobile products right from inception to deployment.

LAXMAN PRADHAN, CPA, INTERIM CFO

Pradhan has more than 15 years of experience in various aspects of corporate taxation and business development. He is currently employed as Tax Manager in the Global Tax Department of Capital One Bank in McLean, Virginia. He is actively involved in tax compliance and provision work. He is responsible for updating and analyzing tax impacts on new state legislative developments and regulations. Prior to joining Capital One, he worked as Assistant Vice President at Chevy Chase Bank from December 2005 to February 2009.  He also served as Senior Tax Accountant at Lockheed Martin Corporation in Bethesda, Maryland. Prior to joining Lockheed Martin, he also worked with Riggs Bank and MCI WorldCom, Inc. in Washington where he was responsible for federal and state tax compliance work.

37

DR. SATYAM PRIYADARSHY, ADVISOR

Dr. Satyam Priyadarshy, Ph.D., MBA served as Chief Technology Officer of RKA Enterprises LLC. Dr. Priyadarshy serves as Advisor of VendorStack, Inc. Dr. Priyadarshy has over 20 years of technology expertise and extensive business acumen. Before joining Foodem.com, he served as Chief Knowledge Officer of Network Solutions, LLC. since October 2008. He had Network Solutions a wealth of expertise including strategic, business, and technology consulting. He also co-founded RKR Group, Inc. He has 9+ years of experience at the leading Internet company (AOL) in various roles. In his last role, he was the co-founder of AOL Research Labs, in the office of the CTO. He has held many academic positions in different continents He held various positions including Senior Research Scientist among others at AOL, a unit of Time Warner, as well as multiple scientific positions at Rutgers, University of Pittsburgh, and The University of Sydney, Australia. He is an adjunct professor at the George Mason University School of Management and serves on the board of India International School, a non-profit organization engaged in enhancing the ancient cultural values of India. He has authored over 30 research papers and his research work has been profiled in many magazines. Dr. Priyadarshy received his MBA from the Pamplin School of Business at Virginia Tech and his Ph.D. from Indian Institute of Technology (IIT), Powai, Bombay (now Mumbai).

38

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

From its inception in September 2013 to the present, Sagoon Inc. has paid the following annualized salaries to its executive officers:

Name	Capacity In Which Compensation Was Received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Govinda Giri	Chief Executive Officer	$38,000	$0	$38,000
Swati Dayal	Chief Operations Officer	$20,822	$0	$20,822
Kabindra Sitoula	Chief Marketing Officer	$0	$0	$0.00
Mahendar Elda	Chief Technology Officer	$0	$0	$0.00
Laxman Pradhan	Interim Chief Financial Officer	$0	$0	$0.00

The directors of Sagoon are, at present, not compensated by the company for their roles as directors. Govinda Giri is currently the sole director of the company. Currently only expenses are reimbursed for their participation on the board of directors. The company may choose to compensate the present director in the future, as well as compensate future directors.

Employment Agreements

We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future. A stock incentive program for our directors, executive officers, employees and key consultants may be established in the future.

Employee Stock Incentive Plan

In the future, we may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our directors, executive officers, employees and key employees or consultants. Details of such a plan, should one be established, have not been decided yet. Stock options or a significant equity ownership position in us may be utilized by us in the future to attract one or more new key senior executives to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of a single director – Govinda Giri. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

39

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating, governance committee, and other committees to our Board of Directors in the future, but have not done so as of the date of this Offering Circular. Until such committees are established, the Board of Directors will act upon matters that would otherwise be addressed by such committees.

40

Security Ownership of Management and Certain Securityholders

The following table sets forth information regarding beneficial ownership of the company’s management, directors, and holders of 10% or more of any class of our voting securities as of November 7, 2016.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class A Common Stock	Govinda Giri 1980 Teasel Court Woodbridge, VA 22192	2,361,000 Direct Ownership	N/A	100%

Class B Common Stock	Laxman Pradhan 16600 Medinah Court Silver Spring, MD 20905	20,000 Direct Ownership	N/A	2%

Since Class B Common Stock is non-voting, Govinda Giri is the only officer holding voting securities.

41

Interest of Management and Others in Certain Transactions

Since inception the company's Chief Executive Officer has funded operations through personal loans received and the proceeds being onlent to the company. Typically, these loans are received from existing shareholders of the company for which the Chief Executive Officer is responsible. These loans do not incur interest and are due upon demand.  As of June 30, 2016 and December 31, 2015, total amounts due to the Chief Executive Officer under these loans was $245,452 and $247,902, respectively. As the loans do not incur interest, the company imputed interest expense at 8.0%, the borrowing rate most likely available to them. During the six months ended June 30, 2016 and 2015, the company recorded interest expense of $9,818 and $10,015, respectively. See Note 4 to our Interim Financial Statements.

During the six months ended June 30, 2016, various shareholders including Laxman Pradhan, our Interim CFO, loaned the company $94,000, of which $19,000 was repaid, to be used in operations. There are no formal terms in connection with the loans. Thus, the company considers them due on demand. In addition, the company accrued interest at 8% resulting in accrued interest of $3,000 as of June 30, 2016. As of June 30, 2016, amounts outstanding under these loans were $75,000. See Note 4 to our Interim Financial Statements.

42

Securities Being Offered

The company is offering Shares of its Class C Common Stock. The company has three classes of Common Stock. Class A Common Stock has voting rights equal to one vote per share. Class B Common Stock are non-voting and Class C Common Stock have voting rights equal to one-tenth of a vote per share. Of the 5,000,000 shares of the company’s Common Stock, 2,361,000 are classified as Class A, 1,639,000 are classified as Class B and 1,000,000 are classified as Class C.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds.  The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Class A or C Common Stock is entitled to one vote (Class A) or one-tenth of a vote (Class C) for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Right to Receive Liquidation Distributions

In the event of the company's liquidation, dissolution, or winding up, holders of its Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the company's debts and other liabilities.

Rights and Preferences

Holders of the company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Common Stock.

Transfer Agent

The Company intends to engage                                        to serve as the transfer agent and registrant for the shares.

43

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR

THE YEARS ENDED DECEMBER 31, 2015 AND 2014

F-1

SAGOON, INC.

F-2

To the Stockholders of:

Sagoon, Inc. and Subsidiary

Wilmington, Delaware

INDEPENDENT AUDITOR’S REPORT

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Sagoon, Inc. and subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-3

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sagoon, Inc. and subsidiary, as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not generated profits since inception, has sustained net losses of $536,184 and $401,146 for the years ended December 31, 2015 and 2014, respectively, and has an accumulated deficit of $1,120,182 and $583,998 as of December 31, 2015 and 2014, respectively. The Company lacks liquidity to satisfy obligations as they come due and current liabilities exceed current assets by $418,023 and $251,669 as of December 31, 2015 and 2014, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

September 30, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-4

SAGOON, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2015 AND 2014

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash	$29,521	$10,174
Current assets	29,521	10,174

Property and equipment, net	19,858	20,467
Other assets	4,520	4,520
Total assets	$53,899	$35,161

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$13,930	$912
Accrued liabilities	23,263	-
Notes payable	162,449	8,100
Related party notes payable	247,902	252,831
Current liabilities	447,544	261,843

Commitments and contingencies

Stockholders' Deficit:
Common stock, par value $0.0001, 4,000,000 shares authorized; 3,360,800 and 2,795,210 shares issued and outstanding, as of December 31, 2015 and 2014, respectively	336	280
Additional paid-in capital	726,201	357,036
Accumulated deficit	(1,120,182)	(583,998)
Total stockholders' deficit	(393,645)	(226,682)
Total liabilities and stockholders' deficit	$53,899	$35,161

See accompanying notes to the consolidated financial statements.

F-5

SAGOON, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Year Ended December 31, 2015	Year Ended December 31, 2014

Revenues	$-	$-

Operating expenses:
General and administrative	228,087	179,857
Sales and marketing	37,327	10,968
Research and development	235,958	194,960
Total operating expenses	501,372	385,785

Operating loss	(501,372)	(385,785)

Other expense:
Interest expense	(34,812)	(15,361)
Total other expense	(34,812)	(15,361)

Loss before provision for income taxes	(536,184)	(401,146)

Provision for income taxes	-	-

Net loss	$(536,184)	$(401,146)

Basic and diluted net loss per common share	$(0.18)	$(0.16)
Weighted average shares outstanding - basic and diluted	2,970,451	2,575,739

See accompanying notes to the consolidated financial statements.

F-6

SAGOON, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Common stock		Additional Paid-in	Accumulated Deficit	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
December 31, 2013	2,465,820	$247	$52,013	$(182,852)	$(130,592)

Common stock issued for cash	329,390	33	169,662	-	169,695
Fair value of officer services		-	120,000	-	120,000
Imputed interest on related party notes	-	-	15,361	-	15,361
Net loss	-	-	-	(401,146)	(401,146)
December 31, 2014	2,795,210	280	357,036	(583,998)	(226,682)

Common stock issued for cash	565,590	56	267,136	-	267,192
Fair value of officer services	-	-	82,000	-	82,000
Imputed interest on related party notes	-	-	20,029	-	20,029
Net loss	-	-	-	(536,184)	(536,184)
December 31, 2015	3,360,800	$336	$726,201	$(1,120,182)	$(393,645)

See accompanying notes to the consolidated financial statements.

F-7

SAGOON, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Year Ended December 31, 2015	Year Ended December 31, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(536,184)	$(401,146)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,882	4,226
Fair value of officer services	82,000	120,000
Imputed interest on notes payable	20,029	15,361
Changes in operating assets and liabilities:
Accounts payable	13,018	912
Accrued liabilities	23,263	-
Net cash used in operating activities	(392,992)	(260,647)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,273)	(24,693)
Deposits and other	-	(4,520)
Net cash used in investing activities	(4,273)	(29,213)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	267,192	169,695
Proceeds from notes payable	154,349	8,100
Proceeds (payments) from related party notes payable	(4,929)	121,631
Net cash provided by financing activities	416,612	299,426

Increase in cash and cash equivalents	19,347	9,566
Cash and cash equivalents, beginning of year	10,174	608
Cash and cash equivalents, end of year	$29,521	$10,174

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See accompanying notes to the consolidated financial statements.

F-8

SAGOON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 1 - ORGANIZATION AND OPERATIONS

Sagoon, Inc. (the “Company”) was incorporated in the State of Delaware on December 29, 2006 (“Inception”). The Company’s primary operations are in India.

The Company is one of the newest social media platforms on the market, and enables users to make a true connection, while also, thanks to a revenue sharing model with users, earning money for all the time spent on social media. Nowhere on the host of other social media platforms available on the market do users automatically receive an online shopping card that allows users to earn money, spend money and redeem coupons or gift their loved ones while they socialize.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company are in accordance with the accounting principles generally accepted in the United States of America and are presented in United States dollars (“USD”) using the accrual basis of accounting. Outlined below are those policies considered particularly significant.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. The Company, however, as of December 31, 2015 has incurred cumulative net losses of $1,120,182 since inception and has a working capital deficit of $418,023. The Company currently has limited liquidity, and has yet to generate revenues from operations. These factors cause substantial doubt about the Company's ability to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Management anticipates that the Company will be dependent, for the foreseeable future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Risks and Uncertainties

The Company has a limited operating history and has not generated revenues from our planned principal operations.

The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the U.S. and world economy. A host of factors beyond the Company's control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on the Company's consolidated financial condition and the results of its operations.

The Company currently has no sales and limited marketing and/or distribution capabilities. The Company has limited experience in developing, training or managing a sales force and will incur substantial additional expenses if we decide to market any of our current and future products. Developing a marketing and sales force is also time consuming and could delay launch of our future products. In addition, the Company will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies. In addition, the Company has limited capital to devote sales and marketing.

F-9

SAGOON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

The Company's industry is characterized by rapid changes in technology and customer demands. As a result, the Company's products may quickly become obsolete and unmarketable. The Company's future success will depend on its ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, the Company's products must remain competitive with those of other companies with substantially greater resources. The Company may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, the Company may not be able to adapt new or enhanced products to emerging industry standards, and the Company's new products may not be favorably received. Nor may we have the capital resources to further the development of existing and/or new ones.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The carrying amounts reported in the accompanying consolidated financial statements for current assets and current liabilities approximate the fair value because of the immediate or short-term maturities of the financial instruments.

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs such as quoted prices in active markets;

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 - Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

F-10

SAGOON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

As of December 31, 2015 and 2014, the Company' s cash was considered a level 1 instrument. The Company does not have any level 2 and 3 instruments.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Sagoon India Private Limited, an entity formed under the laws of the nation of India. All significant intercompany transactions have been eliminated in the consolidation.

Basic (Loss) per Common Share

Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no common stock equivalents as of December 31, 2015 and 2014.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Software Development Costs

The Company develops and utilizes internally developed software. Costs incurred are accounted for under the provisions of ASC 350, Intangibles – Goodwill and Other, whereby direct costs related to development and enhancement of internal use software are capitalized, and costs related to maintenance are expensed as incurred. To date these costs have been expensed upon being incurred as the expected cash flows can't be reasonably estimated.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations.  Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

F-11

SAGOON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Stock-based Compensation

As of December 31, 2015, the Company has not issued any share-based payments to its employees or third-party consultants. The Company will account for stock options issued to employees and consultants under ASC 718 Compensation-Stock Compensation. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite vesting period.

The Company will measure compensation expense for its non-employee stock-based compensation under ASC 505 Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company follows ASC 740, Income Taxes for recording the provision for income taxes. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company includes interest and penalties related to income taxes, including unrecognized tax benefits, within the income tax provision.

The Company's income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

F-12

SAGOON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

The Company recognizes windfall tax benefits associated with share-based awards directly to stockholders' equity only when realized. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee's disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

Foreign Currency

The consolidated financial statements are presented in United States Dollars, (“USD”), the reporting currency and the functional currency of our U.S. operations. The functional currency for the Company's subsidiary is their local currency in accordance with ASC 830 Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. Related translation adjustments are reported as a separate component of stockholder’s deficit, whereas gains or losses resulting from foreign currency transactions are included in results of operations. At December 31, 2015 and 2014, the foreign currency translation was immaterial due to the limited amount of assets and liabilities related to our foreign subsidiary.

Recently Issued Accounting Guidance

In May 2014, and later amended in August 2015, the Financial Accounting Standards Board (“FASB”) issued new Accounting Standards Update (“ASU”) regarding revenue recognition under GAAP. This new guidance will supersede nearly all existing revenue recognition guidance and, and is effective for public entities for annual and interim periods beginning after December 31, 2017. Early adoption is permitted for reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact of this new guidance on the Company’s consolidated financial statements.

In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements Going Concern”, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. The guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2015, FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of debt issuance costs will continue to be reported as interest expense. ASU 2015-03 is effective for annual reporting periods beginning after December 15, 2015. Early adoption is permitted.  The guidance did not have a material impact on the Company’s consolidated financial statements.

F-13

SAGOON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this update simplify the presentation of deferred taxes by requiring deferred tax assets and liabilities be classified as noncurrent on the balance sheet. These amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 840), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this standard are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for a public entity. Early adoption of the amendments in this standard is permitted for all entities and the Company must recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of evaluating the effect this guidance will have on its consolidated financial statements and related disclosures.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2015 and 2014 consisted of the following:

	2015	2014

Computers and software	$23,966	$19,693
Furniture	5,000	5,000
Less: Accumulated depreciation	(9,108)	(4,226)
	$19,858	$20,467

Depreciation expense for the years ended December 31, 2015 and 2014 was $4,882 and $4,226, respectively.

NOTE 4 - NOTES PAYABLE

From December 2014 to September 2015, a third party paid $66,949 in payroll related expenditures on behalf of the Company. Under the terms of the verbal agreement, the amounts payable to the third party incur interest at a rate of 24% per annum with the principal and interest compounding on a monthly basis. As of December 31, 2015, the Company owed principal and accrued interest of $66,949 and $10,926, respectively. As of December 31, 2014, the Company owed principal of $8,100. The Company has agreed to various repayment scenarios, however, none have been complied with. Thus, the amounts are considered due on demand.

Commencing on September 1, 2015, the Company borrowed a total of $95,500 from a third party to be used in operations. Under the terms of the agreement, the note incurs interest at 8.0% per annum and is due on demand. As of December 31, 2015, accrued interest due on the note was $2,547. In addition, the Company provided the holder with the right to purchase future shares of common stock at a 25% discount to the then fair market value. The agreement doesn't provide for the number of shares or time table to which the right is available.

F-14

SAGOON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

Since inception the Company's Chief Executive Officer has funded operations through personal loans received and the proceeds being remitted to the Company. These loans do not incur interest and are due upon demand. As of December 31, 2015 and 2014, total amounts due to the Chief Executive Officer under these loans was $247,902 and $252,831, respectively. As the loans do not incur interest, the Company imputed interest expense at 8.0%, the borrowing rate most likely available to them. During the years ended December 31, 2015 and 2014, the Company recorded interest expense of $20,029 and $15,361, respectively

NOTE 5 - STOCKHOLDERS' DEFICIT

The Company is authorized to issued 4,000,000 shares of $0.0001 par value common stock.

During the years ended December 31, 2015 and 2014, the Company sold 565,590 and 329,390 shares of common stock for cash proceeds of $267,192 and $169,695, respectively.

During the years ended December 31, 2015 and 2014, the Chief Executive Officer contributed services with a fair market value of $82,000 and $120,000, respectively. The Company determined the fair market value of the Chief Executive Officers services to be $120,000 per year. The contributed services are recorded net of amount amounts paid to the Chief Executive Officer.

See Note 4 for discussion related to imputed interest.

NOTE 6 - INCOME TAXES

The provision for income taxes consisted of the following for the years ended December 31, 2015 and 2014:

	2015	2014
Income tax benefit attributable to:
Net loss	$(182,303)	$(136,390)
Permanent differences	34,690	46,023
Valuation allowance	147,613	90,367
Net provision for income tax	$-	$-

Net deferred tax assets consisted of the following components as of December 31, 2015 and 2014:

	2015	2014
Deferred tax asset attributable to:
Net operating loss carryover	$300,149	$152,537
Valuation allowance	(300,149)	(152,537)
Net deferred tax asset	$-	$-

During the years ended December 31, 2015 and 2014, the valuation allowance increased by $147,613 and $90,367, respectively.  At December 31, 2015, the Company had approximately $883,000 of federal and state gross net operating losses available. The net operating loss carry forward, if not utilized, will begin to expire in 2033 for federal and state purposes.

F-15

SAGOON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

Based on the available objective evidence, including the Company’s limited operating history and current liabilities in excess of assets, management believes it is more likely than not that the net deferred tax assets at December 31, 2015 and 2014, will not be fully realizable. Due to the uncertainty surrounding realization of the deferred tax asset, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2015 and 2014.

The Company files income tax returns in the U.S. and Indian jurisdiction. Income tax returns filed for fiscal years 2012 and earlier are not subject to examination by U.S. federal state tax authorities. Income tax returns for fiscal years 2012 through 2015 remain open to examination by tax authorities in the U.S. and India. The Company believes that it has made adequate provisions for all income tax uncertainties pertaining to these open tax years.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company leases office space for its operations under a lease which has a term of one year or less. Rent expense for the year ended December 31, 2015 was $12,290.

NOTE 8 - RELATED PARTY TRANSACTIONS

See Notes 4 and 5 for discussion of transactions with related parties.

NOTE 9 - SUBSEQUENT EVENTS

Subsequent to year end and through the date of the issuance of these consolidated financial statements , the Company sold 6,000 shares of common stock at $3.75 per share for gross proceeds of $22,500, for which $20,250 in net proceeds were received. In addition, the Company issued 300 shares of common stock to the broker dealer in connection with the transaction.

Subsequent to year end the Company borrowed an additional $147,500 from a third party to be used in operations. Under the terms of the agreement, the note incurs interest at 8.0% per annum and is due on demand.

Subsequent to year end the Company borrowed an additional $72,500 from the Chief Executive Officer and existing shareholders to be used in operations. There are no formal terms in connection with the loans. Thus, the Company considers them due on demand.

Subsequent to year end and through the date of the issuance of these consolidated financial statements, the Company has received proceeds of $150,000 related to issuances of convertible notes payable to five holders. The proceeds were used for operations. The convertible notes payable incur interest at 15.0% per annum, due three years from the date of issuance and convertible at $2.80 per share of common stock. The Company is currently determining the impact on the consolidated financial statements.

On June 3, 2016, the Company amended their articles of incorporation and increased the total amount of authorized shares to 5 million for which three classes of common stock were designated. Class A common stock for which 2,361,000 shares are designated. The Class A common stock have voting rights on a one for one basis. Class B common stock for which 1,639,000 shares are designated. The Class B common stock have no voting rights. Class C common stock for which 1,000,000 shares are designated. The Class C common stock have voting rights equal to one tenth (1/10) of one vote per share.

The Company has evaluated events subsequent to the filing date and has determined that no events, other than those disclosed above, have occurred that would materially affect the consolidated financial statements above.

F-16

UNAUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

F-17

SAGOON, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash	$29,273	$29,521
Current assets	29,273	29,521

Property and equipment, net	17,524	19,858
Other assets	4,520	4,520
Total assets	$51,317	$53,899

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$11,930	$13,930
Accrued liabilities	45,893	23,263
Notes payable	309,949	162,449
Related party notes payable	320,452	247,902
Current liabilities	688,224	447,544

Commitments and contingencies

Stockholders' Deficit:
Common Stock par value $0.0001, 4,000,000 shares authorized; 3,360,800 issued and outstanding as of December 31 2015	-	336
Class A Common Stock par value $0.0001, 2,361,000 shares authorized; 2,361,000 issued and outstanding as of June 30, 2016	236	-
Class B Common Stock par value $0.0001, 1,639,000 shares authorized; 999,800 issued and outstanding as of June 30, 2016	100	-
Class C Common stock, par value $0.0001, 1,000,000 shares authorized; 0 shares issued and outstanding as of June 30, 2016	-	-
Additional paid-in capital	771,819	726,201
Accumulated deficit	(1,409,062)	(1,120,182)
Total stockholders' deficit	(636,907)	(393,645)
Total liabilities and stockholders' deficit	$51,317	$53,899

See accompanying notes to the consolidated financial statements.

F-18

SAGOON, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Six Months Ended June 30, 2016	For the Six Months Ended June 30, 2015

Revenues	$-	$-

Operating expenses:
General and administrative	119,028	91,099
Sales and marketing	24,559	19,380
Research and development	112,734	131,652
Total operating expenses	256,321	242,131

Operating loss	(256,321)	(242,131)

Other expense:
Interest expense	(32,559)	(15,031)
Total other expense	(32,559)	(15,031)

Loss before provision for income taxes	(288,880)	(257,162)

Provision for income taxes	-	-

Net loss	$(288,880)	$(257,162)

Basic and diluted net loss per common share	$(0.09)	$(0.09)
Weighted average shares outstanding - basic and diluted	3,360,880	2,905,838

See accompanying notes to the consolidated financial statements.

F-19

SAGOON, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Six Months Ended June 30, 2016	For the Six Months Ended June 30, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(288,880)	$(257,162)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,834	2,441
Fair value of officer services	42,000	40,000
Imputed interest on notes payable	9,818	10,015
Changes in operating assets and liabilities:
Accounts payable	(2,000)	-
Accrued liabilities	16,430	13,973
Net cash used in operating activities	(219,798)	(190,733)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(500)	(483)
Net cash used in investing activities	(500)	(483)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	-	191,143
Proceeds from notes payable	149,500	41,474
Repayments of notes payable	(2,000)	-
Proceeds from related party notes payable	110,050	-
Repayment of related party notes payable	(37,500)	(21,503)
Net cash provided by financing activities	220,050	211,114

Increase (decrease) in cash and cash equivalents	(248)	19,898
Cash and cash equivalents, beginning of year	29,521	10,174
Cash and cash equivalents, end of year	$29,273	$30,072

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See accompanying notes to the consolidated financial statements.

F-20

SAGOON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 - NATURE OF OPERATIONS

Sagoon, Inc. (the “Company”) was incorporated in the State of Delaware on December 29, 2006 (“Inception”). The Company’s primary operations are in India.

The Company is one of the newest social media platforms on the market, and enables users to make a true connection, while also, thanks to a revenue sharing model with users, earning money for all the time spent on social media. Nowhere on the host of other social media platforms available on the market do users automatically receive an online shopping card that allows users to earn money, spend money and redeem coupons or gift their loved ones while they socialize.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements of Sagoon, Inc. have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America ("GAAP") for interim consolidated financial information and in accordance with Rule 8-03 of Regulation S-X per Regulation A requirements. Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. These interim consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2014. The results of operations for the six months ended June 30, 2016 and 2015 are not necessarily indicative of the results that may be expected for the full year.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. The Company, however, as of June 30, 2016 has incurred cumulative net losses of $1,409,062 since inception and has a working capital deficit of $658,951. The Company currently has limited liquidity, and has yet to generate revenues from operations. These factors cause substantial doubt about the Company's ability to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Management anticipates that the Company will be dependent, for the foreseeable future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

F-21

SAGOON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Risks and Uncertainties

The Company has a limited operating history and has not generated revenues from our planned principal operations.

The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the U.S. and world economy. A host of factors beyond the Company's control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on the Company's consolidated financial condition and the results of its operations.

The Company currently has no sales and limited marketing and/or distribution capabilities. The Company has limited experience in developing, training or managing a sales force and will incur substantial additional expenses if we decide to market any of our current and future products. Developing a marketing and sales force is also time consuming and could delay launch of our future products. In addition, the Company will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies. In addition, the Company has limited capital to devote sales and marketing.

The Company's industry is characterized by rapid changes in technology and customer demands. As a result, the Company's products may quickly become obsolete and unmarketable. The Company's future success will depend on its ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, the Company's products must remain competitive with those of other companies with substantially greater resources. The Company may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, the Company may not be able to adapt new or enhanced products to emerging industry standards, and the Company's new products may not be favorably received. Nor may we have the capital resources to further the development of existing and/or new ones.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The carrying amounts reported in the accompanying consolidated financial statements for current assets and current liabilities approximate the fair value because of the immediate or short-term maturities of the financial instruments.

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

F-22

SAGOON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Level 1 - Observable inputs such as quoted prices in active markets;

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 - Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

As of June 30, 2016 and December 31, 2015, the Company's cash was considered a level 1 instrument. The Company does not have any level 2 and 3 instruments.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Sagoon India Private Limited, an entity formed under the laws of the nation of India. All significant intercompany transactions have been eliminated in the consolidation.

Basic (Loss) per Common Share

Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no common stock equivalents as of June 30, 2016 and 2015.

F-23

SAGOON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30, 2016	December 31, 2015
Computers and Software	$24,466	$23,966
Furniture	5,000	5,000
Less: Accumulated Depreciation	(11,942)	(9,108)
	$17,524	$19,858

Depreciation expense for the six months ended June 30, 2016 and 2015 was $2,834 and $2,441, respectively.

NOTE 4 - NOTES PAYABLE

From December 2014 to September 2015, a third party paid $66,949 in payroll related expenditures on behalf of the Company. Under the terms of the verbal agreement, the amounts payable to the third party incur interest at a rate of 24% per annum with the principal and interest compounding on a monthly basis. As of June 30, 2016, the Company owed principal and accrued interest of $66,949 and $20,947, respectively. As of December 31, 2015, the Company owed principal of $66,949 and accrued interest of $10,926, respectively. The Company has agreed to various repayment scenarios, however, none have been complied with. Thus, the amounts are considered due on demand.

Commencing on September 1, 2015 and through June 30, 2016, the Company borrowed a total of $243,000 from a third party to be used in operations. Under the terms of the agreement, the note incurs interest at 8.0% per annum and is due on demand. As of June 30, 2016, the Company owed principal and accrued interest of $243,000 and $12,267, respectively. As of December 31, 2015, the Company owed principal of $95,500 and accrued interest of $2,547, respectively. In addition, the Company provided the holder with the right to purchase future shares of common stock at a 25% discount to the then fair market value. The agreement doesn't provide for the number of shares or time table to which the right is available.

Since inception the Company's Chief Executive Officer has funded operations through personal loans received and the proceeds being remitted to the Company. Typically, these loans are received from existing shareholders of the Company for which the Chief Executive Officer is responsible for. These loans do not incur interest and are due upon demand. As of June 30, 2016 and December 31, 2015, total amounts due to the Chief Executive Officer under these loans was $245,452 and $247,902, respectively. As the loans do not incur interest, the Company imputed interest expense at 8.0%, the borrowing rate most likely available to them. During the six months ended June 30, 2016 and 2015, the Company recorded interest expense of $9,818 and $10,015, respectively.

During the six months ended June 30, 2016, various shareholders loaned the Company $94,000, for which $19,000 was repaid, to be used in operations. There are no formal terms in connection with the loans. Thus, the Company considers them due on demand. In addition, the Company accrued interest at 8% resulting in accrued interest of $3,000 as of June 30, 2016. As of June 30, 2016, amounts outstanding under the loans were $75,000.

F-24

SAGOON, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 5 - STOCKHOLDERS' DEFICIT

On June 3, 2016, the Company amended their articles of incorporation and increased the total amount of authorized shares to 5 million for which three classes of common stock were designated. Class A common stock for which 2,361,000 shares are designated. The Class A common stock have voting rights on a one for one basis. Class B common stock for which 1,639,000 shares are designated. The Class B common stock have no voting rights. Class C common stock for which 1,000,000 shares are designated. The Class C common stock have voting rights equal to one tenth (1/10) of one vote per share.

During the six months ended June 30, 2015, the Company sold 381,283 shares of common stock for cash proceeds of $191,143.

During the six months ended June 30, 2016 and 2015, the Chief Executive Officer contributed services with a fair market value of $42,000 and $40,000, respectively. The Company determined the fair market value of the Chief Executive Officers services to be $120,000 per year. The contributed services are recorded net of amount amounts paid to the Chief Executive Officer.

See Note 4 for discussion related to imputed interest.

NOTE 6 - RELATED PARTY TRANSACTIONS

See Notes 4 and 5 for discussion of transactions with related parties.

NOTE 7 - SUBSEQUENT EVENTS

Subsequent to June 30, 2016 and through the date of the issuance of these consolidated financial statements , the Company sold 6,000 shares of common stock at $3.75 per share for gross proceeds of $22,500, for which $20,250 in net proceeds were received. In addition, the Company issued 300 shares of common stock to the broker dealer in connection with the transaction.

Subsequent to June 30, 2016 and through the date of the issuance of these consolidated financial statements , the Company has received proceeds of $150,000 related to issuances of convertible notes payable to five holders. The proceeds were used for operations. The convertible notes payable incur interest at 15.0% per annum, due three years from the date of issuance and convertible at $2.80 per share of common stock. The Company is currently determining the impact on the consolidated financial statements.

The Company has evaluated events subsequent to the filing date and has determined that no events, other than those disclosed above, have occurred that would materially affect the consolidated financial statements above.

F-25

PART III

INDEX TO EXHIBITS

1.	Underwriting agreement*

2.	Charter and bylaws*

4.	Form of subscription agreement*

8.	Form of escrow agreement*

11.	Consent of Artesian CPA LLC

12.	Opinion of KHLK LLP*

13.	“Test the waters” materials*

*	To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbridge, State of Virginia, on November 10, 2016.

Sagoon, Inc.

By: /s/ Govinda Giri

Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Govinda Giri

Govinda Giri

Chief Executive Officer and Sole Director

November 10, 2016

By: /s/ Laxman Pradhan

Laxman Pradhan, CPA

Interim Chief Financial Officer and Chief Accounting Officer

November 10, 2016